Exhibit 99.2
Final Transcript
Conference Call Transcript
GEF — Q3 2011 Greif Inc Earnings Conference Call
Event Date/Time: Sep 01, 2011 / 02:00PM GMT

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
CORPORATE PARTICIPANTS
Debra Strohmaier
Greif, Inc. — VP of Corp. Communications
Mike Gasser
Greif, Inc. — Chairman & CEO
Rob McNutt
Greif, Inc. — SVP & CFO
David Fischer
Greif, Inc. — President & COO
CONFERENCE CALL PARTICIPANTS
Mark Wilde
Deutsche Bank — Analyst
Ghansham Panjabi
Robert W. Baird — Analyst
Steve Chercover
D.A. Davidson — Analyst
Gabe Hogede
Wells Fargo Securities — Analyst
Walt Liptak
Barrington Research — Analyst
Robert Faulkner
Babson Capital — Analyst
Mike Meek
Atlantic Investment — Analyst
PRESENTATION
Operator
Greetings, and welcome to the Greif, Inc. third-quarter 2011 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Debra Strohmaier, VP Corporate Communications for Greif, Inc. Thank you, Ms. Strohmaier, you may begin.
Debra Strohmaier — Greif, Inc. — VP of Corp. Communications
Thank you, Jackie, and good morning. As a reminder, you may follow this presentation on the Web at Greif.com in the Investor Center under Conference Calls. If you don’t already have the earnings release, it is also available on our website. We are on slide 2.
The information provided during this morning’s call contains forward-looking statements; actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide 2 of this presentation, in the Company’s 2010 Form 10-K, and in other Company SEC filings as well as Company earnings news releases.
As noted on slide 3, this presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition-related costs and EBITDA before and after special items. EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization expense.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the third-quarter 2011 earnings release.
Giving prepared remarks today are Chairman and CEO, Mike Gasser; President and COO, David Fischer; and Senior Vice President and CFO, Rob McNutt. I will now turn the call over to Mr. Gasser.
Mike Gasser — Greif, Inc. — Chairman & CEO
Thank you, Deb; good morning, everyone, and thank you for joining our call. For those of you following this presentation on the Web, we are on slide number 4.
I will begin by noting that this was the best third-quarter in the Company’s history. Credit for the quarter’s record net sales and EBITDA before special items goes largely to continued execution of our growth strategy, which includes the 13 acquisitions we made over the last 12 months. In addition, higher selling prices coupled with the positive impact of foreign currency translation also contributed to our strong sales growth.
Following the first week in July, however, the demand for Rigid Industrial Packaging in Western Europe and North America was lower than we had anticipated. We have seen some recovery in overall demand based on August orders and shipments on a seasonally adjusted basis, but in some specific geographies, such as the Netherlands and Germany, there is continued softness. We are responding with the appropriate level of mitigating actions and have a tiered plan in place, just as we’ve had in the past. We will respond proportionately and protect our long-term growth prospects.
Please go to slide 5. During the third quarter we executed two Rigid Industrial Packaging acquisitions with operations in EMEA and Latin America that extend our global footprint and capabilities. Immediately following the end of the third quarter we completed an acquisition in the reconditioning market in Europe that complements our existing North American reconditioning business. Dave will talk about these acquisitions and our growth platforms later. In addition, as you’re aware, we completed a EUR200 million senior note offering during the quarter to facilitate growth and maintain liquidity.
Now to slide 6. Our sustainability efforts must enhance our profits as well as be good for people and the planet. We are on track to achieve our energy objective of a 15% reduction per unit by 2015 which will save $18 million per year based upon current utility costs. Year to date we are tracking over half that at 8%, saving about $10 million.
Our carbon reduction results to date are commensurate with the reductions we are seeing in energy. A number of renewable energy projects have come online in 2011 that further reduce our carbon emissions.
During the quarter we were honored by a major customer, DuPont, for developing a packaging innovation that reduces landfill waste. And we continue our active involvement with the World Business Council for Sustainable Development and the Clinton Global Initiative. These organizations provides venue to share best practices and strengthen relationships with world-class corporations.
Now Rob will provide you with an update on our financial results.
Rob McNutt — Greif, Inc. — SVP & CFO
Thanks, Mike. Please turn to slide 7; it includes key items of our performance for the third quarter of 2011 and comparative periods. The 22% increase in net sales for the third quarter was primarily due to acquisitions completed during the last year, higher selling prices and a positive impact from foreign currency translation.
Gross profit increased by nearly 11% to $211 million for the quarter from $191 million a year ago. The combination of July’s reduced market demand, change in product mix and higher OCC cost in our Paper Packaging segment impacted the year-over-year comparison of gross profit margin which was 18.8% for the quarter versus 20.7% last year.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Selling, general and administrative expenses expressed as a percentage of net sales were essentially flat for the third quarters of 2011 and 2010 at 9.7%. Most of the G&A dollar increase was related to acquisitions during the previous 12 months.
Operating profit before special items increased to $117 million for the third quarter of 2011 from $111 million last year. Special items for the third quarter of 2011 included $3.4 million of restructuring charges, $2.7 million of acquisition-related costs, and a $3 million non-cash intangible asset impairment charge for a total of $9.1 million. There were $15.4 million of special items for the third quarter of 2010.
Net interest expense increased to $18 million for the third quarter of 2011 from $16 million a year ago driven by an increase in debt used to further implement our growth strategy including working capital needs.
The EUR200 million senior note offering successfully completed in July will add incremental interest expense going forward. In addition to providing financial flexibility to fund the Company’s growth initiatives and adequate liquidity, these notes improve the balance between fixed and variable debt and extend overall maturities of our debt portfolio.
Income tax expense was $21.6 million for the third quarter of 2011 and $14.4 million for the same period last year. The book tax rate was 25.4% for the third quarter of 2011 versus 22.6% for the second quarter of this year and 18.2% for the third quarter of 2010. The year-over-year change is the incremental benefit that was realized in 2010 from the alternative fuel tax credit and other discrete tax items recognized in these periods. As previously stated each quarter this year, we expect cash taxes to be approximately 20% for 2011 based on our current outlook.
Diluted net income before special items was $70 million versus $79 million for the third quarters of 2011 and 2010 respectively, which represents $1.18 per share and $1.34 per Class A share.
EBITDA was a record $138 million for the third quarter of 2011 compared to $123 million a year ago. EBITDA before special items increased approximately 7% to $148 million for the third quarter of 2011 compared with $138 million for the same period in 2010.
Please turn to slide 8. Rigid Industrial Packaging net sales increased 18% to $804 million for the third quarter compared to $682 million a year ago. This was primarily due to higher selling prices, the positive impact of foreign currency and acquisitions completed during the last 12 months.
On last quarter’s call I discussed two issues — steel purchases and the strong Brazilian Real currency that impacted our Latin American operations. After this quarter the steel issue is largely behind us. The other factor, high valuation of the Brazilian Real, remains an issue that impacts our customers and therefore local demand for our products.
Operating profit before special items declined approximately $1 million compared to the same period a year ago, which is attributable to lower gross profit margin. EBITDA before special items was similar for the third quarters of 2011 and 2010.
Turning to slide 9, results for the Flexible Products segment continued to improve sequentially and year over year. Net sales of $141 million for the quarter particularly benefited from two acquisitions completed in the fourth quarter of 2010 and improved pricing.
Operating profit before special items doubled to $12 million for the third quarter from $6 million a year ago due to the acquisitions, improved pricing and benefits from implementation of the Greif Business System. Solid progress is being achieved concerning our 2015 goal of 15% operating profit for this segment.
EBITDA before special items increased to $14 million for third quarter from $6 million a year ago. As expected, acquisition-related costs declined further during third quarter as the emphasis shifted from integration to network optimization, as we previously discussed.
Please turn to slide 10. Higher containerboard selling prices from final realization of the second of two containerboard price increases implemented in 2010 and the increased volumes benefited net sales for the third quarter of 2011 relative to the same period in 2010.
Operating profit before special items declined to $17 million for the third quarter of 2011 from $23 million a year ago. This was due to lower margins compared to a year ago principally from higher OCC and higher transportation costs versus last year. Additionally, there was a $1.7 million gain from a facility sale that was reported in the third quarter of 2010 segment results.
EBITDA before special items was $25 million for the third quarter of 2011, a decline of $6 million from last year. The third-quarter 2010 segment results included $4.5 million of restructuring charges.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Land Management’s results are shown on slide 11. Net sales for the segment were $4 million which is similar to the same period last year. Operating profit before special items increased to $11 million for the quarter from $2.5 million a year ago. The 2011 quarterly results include $7 million from the sale of special use properties.
Additionally, there was a $2.5 million purchase price adjustment in the third quarter of 2011 related to the expropriation of surplus property in a prior period. EBITDA before special items also increased to $11 million for the third quarter from $3 million last year for the same reasons.
Please turn to slide 12. EBITDA before special items was a record $148 million for the third quarter of 2011 compared to $138 million in the prior year. Cash flow from operations was $35 million for the quarter versus $74 million for the third quarter of 2010. For the first nine months of 2011 net debt increased by $357 million to $1.3 billion. The increase was due to acquisition net of cash acquired of $186 million, capital expenditures of $118 million and increased working capital requirements.
Capital expenditures for 2011 before timberland purchases and acquisitions are expected to be $160 million which is $10 million above our last guidance. These projects will further strengthen our product portfolio and market presence and also accelerate the implementation of our growth strategies related to the acquisitions we made in the third quarter.
I want to summarize the factors that impacted our third quarter 2011 results. First, a decrease in market demand during the last couple of weeks of July, especially in North America and Europe, plus a late harvest impacting agricultural end markets represents an adverse effect of about $0.07 per share for the quarter. Q3 book tax rate compared to Q2 represents about $0.04 per share. Increased OCC costs for Q2 were another $0.02 per share. And the residual effect from the steel issue in Brazil noted last quarter was approximately $0.04 per share. Together these factors add up to about $0.17 per share in the quarter.
Based on August orders and shipments we believe that there’s been some recovery in demand from July levels on a seasonally adjusted basis, although not to the same level that existed earlier in the year. Based on year-to-date results, current tax rate expectations, current OCC costs and assuming that product demand remains similar to August levels, the Company has adjusted its guidance for the year to $4.15 to $4.30 per fully diluted Class A share.
Now I’ll turn it over to David to talk about the growth platforms.
David Fischer — Greif, Inc. — President & COO
Thank you, Rob. Before I cover the three growth platforms, I would like to repeat what Mike said earlier about the recent softening in demand for rigid products. The mitigating actions we are taking today and the plans we are prepared to implement, should the need arise, have been developed to protect our future. We continue to manage the Company in a way that avoids sacrificing long-term growth opportunities for short-term results.
Now please turn to slide 13. As you know by following us over the past three years, we have expanded our core business, strengthened our global footprint and added key products to our portfolio. We have set the stage for solid growth over the next several years in three specific growth platforms. These platforms are Flexible Products & Services, EarthMinded™ Life Cycle Services, and Rigid Intermediate Bulk Containers.
Slide 14. Our acquisition of the four largest companies in the flexible IBC business provided a solid foundation, a leading product position and a global platform for future growth in this segment. Flexible Products are currently used by approximately 30% of our customers who also buy Rigid Packaging from us.
The fabric hub in Saudi Arabia is under construction with the building nearly 80% complete and major mechanical equipment arriving. Phase I is anticipated to be completed in the second half of next year and is expected to add 250 basis points to the operating profit once it’s fully operational.
Meanwhile, we are currently integrating the acquired businesses and implementing a scalable global platform to position the business for long-term growth. Our financial aspirations include consolidated net sales of $1 billion and $150 million of consolidated operating profit by 2015.
We are on track to achieve these goals as evidenced by the Flexible Products operating profit which has increased from the inception to 8.5% before special items for the third quarter and an annualized revenue of nearly $500 million.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Slide 15. Our second great platform, as shown on slide 15, is EarthMinded™ Life Cycle Services, which is principally engaged in the reconditioning of Rigid Packaging. We entered this market in the US last year by acquiring a leading steel drum reconditioner and a leading plastic drum and IBC reconditioner based upon their established technical capabilities.
Last month we acquired pack2pack, one of the world’s largest and the European leader in reconditioning, recycling and distribution of steel drums and other industrial packaging products. Their achievements and market knowledge will enable us to scale this business and profitably grow it.
Now that we have established a solid base in North America and Europe we will be accelerating global implementation of our strategy for EarthMinded™ Life Cycle Services.
Beyond the complementary fit with Rigid Industrial Packaging, reconditioning represents a strategic opportunity for Greif to establish a global leadership in this area and, most importantly, align more closely with our customers as they develop and then implement strategies to reduce their carbon and energy footprint as part of their overall sustainability goals. We believe that we can leverage our manufacturing and logistics capabilities to achieve superior returns in this business.
Please turn to slide 16. Our third growth platform, Rigid Intermediate Bulk Containers, was recently strengthened through the acquisition of Fustiplast, which has operations in Italy, Germany and Brazil and holds a patented technology for the manufacture of Rigid IBCs. Along with this acquisition we added the significant talents of Mr. Virginio Cassina, one of the previous owners of Fustiplast, to our management team.
Market demand for Rigid IBCs is growing faster than the overall Rigid Industrial Packaging market. We will manufacture Rigid IBCs in select Greif facilities around the world made possible by previous GBS operational achievements that have made floor space available for the production of additional products.
Each of these three growth platforms has the potential to substantially add to our future performance. Together these three platforms are compelling and will shape Greif’s future business profile. We’re excited about these opportunities and look forward to keeping you informed of our progress.
That concludes our prepared comments. Mike, Rob and I will now take your questions.
QUESTION AND ANSWER
Operator
(Operator Instructions). Mark Wilde, Deutsche Bank.
Mark Wilde — Deutsche Bank — Analyst
Good morning. A number of questions. First, I’m just curious; you mentioned an inability to recover all of the input costs. I’m wondering if that’s just a timing issue or if that also reflects competitive positions — or competitive conditions, sorry.
David Fischer — Greif, Inc. — President & COO
Mark, this is David. In the Rigid business and Industrial Packaging side it is a timing issue because our contracts are constructed such, as we’ve discussed before, to pass through much of the raw materials quarter to quarter. When you encounter a series of raw material increases or a continuous set of those and various input costs there is a timing lag in that side of the business.
On the Paper Packaging side of the business, as you know, we’re a small niche follower in this industry and we are awaiting some market moves that hopefully materialize and offset some of the OCC cost increases.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mark Wilde — Deutsche Bank — Analyst
Okay, all right. Second question, the increase in sales of non-core land in the Land Management business, can we get a little bit more color on what exactly that entailed as well as that other $2.5 million issue that popped up in Land Management? And maybe you can help us think about what the non-core sales may look like going forward.
Rob McNutt — Greif, Inc. — SVP & CFO
Yes, Mark, this is Rob. Start with the $2.5 million in 2008 I believe it was, second quarter, the Canadian government expropriated some land from the Company and we estimated at that time the value that we would get from that. As we’ve gone through the legal process of challenging what the Canadian government gave us on that, as that was resolved actually just recently, and added another $2.5 million. So it’s essentially a change in estimate to a transaction that occurred a couple of years ago, that $2.5 million.
The other piece in terms of the Land Management sale, as you know, we’ve got — our Land Management business has a couple of components to it, and one of those is that ongoing growth and harvest of timber for paper mills, sawmills, etc. Another piece is developing property that’s higher and better use, these would be lakeside properties and so forth.
And so as we identify these surplus lands for sale and sell those, that’s the $7 million or so. We said historically that over the fullness of the cycle, recognizing that you try and time the market in timber to the best you can — to the degree you can in the HBU sales, but over time $10 million to $20 million per year. And so while it’s lumpy we anticipate that $10 million to $20 million should be similar in future periods over time.
Mark Wilde — Deutsche Bank — Analyst
Okay. And Rob, just to be clear, the smaller HBU type sales which I think this fell into, that’s more of the land north of Toronto rather than timberland down near the Gulf Coast, is that correct?
Rob McNutt — Greif, Inc. — SVP & CFO
Yes, that’s absolutely correct, Mark.
Mark Wilde — Deutsche Bank — Analyst
And what’s left up in Canada right now? And what’s a reasonable time line to see that monetized?
Mike Gasser — Greif, Inc. — Chairman & CEO
Mark, this is Mike. There’s about 14,000 acres. We struggle predicting a time line to sell land because it’s problematic. So the next couple of years, but that’s a guess more than a factual ability to predict.
Mark Wilde — Deutsche Bank — Analyst
Okay. What did you — how many acres did you sell to realize that $7 million?
Mike Gasser — Greif, Inc. — Chairman & CEO
5,000 — 5,000 I think.
Mark Wilde — Deutsche Bank — Analyst
Okay, all right. You also — you mentioned Brazil and a couple of different issues in Brazil with steel prices and then just sort of the weakness in volume. Can you give us any sense of how much Brazilian business is off right now?

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mike Gasser — Greif, Inc. — Chairman & CEO
Dave was just down there last week; he spent a week in Latin America. So I think he has a firsthand knowledge of what’s on the ground there.
David Fischer — Greif, Inc. — President & COO
Mark, the overall business in Brazil is off about 5%. But unfortunately two of our largest customers, which I won’t name, had some significant issues during the past quarter because of a certain export that they rely upon. And those customers were disproportionately affected, that business has subsequently restarted.
Mark Wilde — Deutsche Bank — Analyst
Okay, so that was rather than just an FX issue that would be ongoing, there was something more short-term in that, is that correct?
David Fischer — Greif, Inc. — President & COO
That’s correct. There is an overall FX, I think, impediment to our customer base exporting out of Brazil. But we did have a couple of our largest customers disproportionately impacted for the quarter.
Mark Wilde — Deutsche Bank — Analyst
Okay. And you mentioned some mitigating actions that you’re looking at I guess to reduce costs if demand remains sluggish here. Can you just give us some general idea of what type of things you’re looking at?
David Fischer — Greif, Inc. — President & COO
Without getting specific I can describe to you the process that we go through. We have a three tiered approach; fortunately this approach was honed out of the 2009 downturn, so we have a very clear roadmap to this. We start with the GBS both on OpEx and on ComEx and continuously run re-diagnostics of how each plant is performing and how each customer or each piece of each customer’s business is rewarding us.
From that diagnostic we try to take surgical action whether it’s shift reductions in our plants; a more aggressive volume loss would require more aggressive actions in terms of plant consolidation. But right now we’re talking about shift reductions, we’re talking about discretionary income — sorry, discretionary expenditure restrictions, looking at our CapEx budget, delaying those kinds of things that aren’t real time mission critical operational investment.
Through that process, again, we go, if needed, which we have not yet covered, we can go to a Level 2 or Level 3 where you talk about more draconian actions about freezing salaries, freezing 401(k) contributions, consolidating plants, much more drastic. We’re not in that element right now; we’re still in Phase I which are more borne out of the two operational work chains of OpEx and ComEx.
Mark Wilde — Deutsche Bank — Analyst
Okay. All right and then the last question I had — just in the release and in your comments you did mention a positive year-over-year benefit from FX. And I wondered if Rob could kind of size that either quarter-to-quarter or preferably year-over-year benefit you got from FX?
Rob McNutt — Greif, Inc. — SVP & CFO
It’s about 7% of sales was the benefit of the FX and that’s primarily again, Mark, the euro/dollar relationship.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mark Wilde — Deutsche Bank — Analyst
Okay, all right. And any estimate on the impact of that on an operating line?
Rob McNutt — Greif, Inc. — SVP & CFO
You know, I don’t have that data in front of me, Mark. I’m sorry; we can follow up with Bob to see if we can get more granular on that.
Mark Wilde — Deutsche Bank — Analyst
Okay, all right, that’s fine. I’ll turn it over. Thanks, guys.
Operator
Ghansham Panjabi, Robert W. Baird.
Ghansham Panjabi — Robert W. Baird — Analyst
Hey, guys, good morning. Relative to your internal plan, can you just kind of take us through a time line for volumes during the quarter on a monthly basis and maybe comment on which end markets were particularly weak in late July?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, we hesitate doing monthly, but let me give you a quarterly and then I’ll give you what’s really happened — what we think happened in July and where we think we’re at in August.
Ghansham Panjabi — Robert W. Baird — Analyst
Okay.
Mike Gasser — Greif, Inc. — Chairman & CEO
So that will give you some relationship. Quarter over quarter, so July this year — third quarter ending July this year versus the third quarter ending July last year, North America was down mid-single-digits; Latin America mid-single-digits; EMEA mid- to upper-single-digits; and APAC was actually slightly up. That’s the quarter.
Now what’s happened is that the first part of the quarter, May — May was up fairly — was up comfortably, June was fairly flat and then first and second week of July the volumes decreased quite rapidly and we had volumes drop in North America high-single-digits, in Asia high-single-digits, and in EMEA it was a mid-double-digit drop. And that was the first and second week of July the volumes dropped.
August now, we have real-time data as of a couple days ago, we were trying to get a feel where it’s at. And North America has come back within the realm of the model being plus or minus, so it’s relatively back to where it was at. Asia-Pacific has definitely come back, so they’ve come back right now. And the soft spot still remains in Europe. And Europe is choppy.
Western Europe — excuse me, Russia is back to where it was before; France, Italy is back to where it was before. But the real engine is Central Europe, of Germany and the Netherlands, are still down double-digits. And that’s the concerning spot that we have right now.
So as we look forward the best data we had is this kind of data. Two weeks ago the data was a lot worse than it is today. Today the data is a little bit better. But we still see this soft spot that we have in Central Europe.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Ghansham Panjabi — Robert W. Baird — Analyst
And is it fair to assume that the weakness in Europe, is that chemical related petroleum products?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, that’s the big product. Historically we have said that our end use market is in three categories — food/agriculture a third; special chemical a third; and lube and oil a third. And in those regions in Europe it would be the chemical primarily end-use customer.
Ghansham Panjabi — Robert W. Baird — Analyst
Got you. And just kind of switching gears on a free cash flow basis and maybe, Rob, this is a good question for you. If you define free cash flow post dividend do you expect to be positive for this year?
Rob McNutt — Greif, Inc. — SVP & CFO
You know, if you include in that the M&A, obviously not. But if you work through the numbers and you’re just taking year-to-date numbers, EBITDA of about $330 million, change in working capital, which has been disappointing for me has been negative about $140 million — gives you about $190 million out of operations.
You take the miscellaneous, the taxes, the interest and the pension, added up to $80 million to $85 million. And then so far this year about $120 million in CapEx gets you into the $50-million-ish range in terms of free cash flow so far this year.
And then, if you’ve got in the order of magnitude of $100 million in the dividend side, depending on what your outlook for the fourth quarter is for us, that’s — in terms of working capital especially — that’s going to be tough to make up.
Ghansham Panjabi — Robert W. Baird — Analyst
Okay, okay that’s helpful. And just finally, obviously you’ve seen a fair amount of success with acquisition-related growth over the years. Just given what you’re seeing macro wise, is it — and also on the free cash flow — is it reasonable to expect that you slow down a little bit and focus on maybe monetizing the assets for cash, integrating the previous assets and focusing on de-leveraging the balance sheet, is that fair?
David Fischer — Greif, Inc. — President & COO
That is a very fair assumption and conclusion. We only have a couple of acquisitions remaining in the pipeline, and we have executed on that pipeline. I think we have discussed in previous calls over the last several years. I see very few new opportunities, if any, coming in while we stabilize the new operations and integrate them more fully through the Greif business system.
Ghansham Panjabi — Robert W. Baird — Analyst
Okay, and just one final one if I could on pension. Just given the dislocation and discount rates, what should we think about pension — excuse me, how should we think about pension for 2012?
Rob McNutt — Greif, Inc. — SVP & CFO
You know, in terms of the make-up, the asset mix and the pension, we are running roughly half debt, half equity in the pension. And we had made some adjustments prior to the change in the market. So our funding level is still comfortably above the IRS rules and limits. So we will continue to fund the pension at similar levels to what we have had this year.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Ghansham Panjabi — Robert W. Baird — Analyst
And pension expense?
Rob McNutt — Greif, Inc. — SVP & CFO
Pension expense, I don’t have that in front of me, but I can come back to you.
Ghansham Panjabi — Robert W. Baird — Analyst
Okay, great. Thanks so much, guys.
Operator
Steve Chercover, D.A. Davidson.
Steve Chercover — D.A. Davidson — Analyst
Thank you and good morning. In response to Mark’s question, you identified I guess some of the steps that you would take in your contingency plans. But can you quantify what the magnitude of these plans might be, and when they get scaled in what are the trigger points?
Rob McNutt — Greif, Inc. — SVP & CFO
Yes, Steve, in terms of quantification that is something that I don’t want to do right now. Obviously, we have got the plans and the details rolled up and estimates. But again, as Mike said, because things are choppy and geographies are different, you don’t want to do something across the board. And if I get too granular in that, I’m giving more data than I’m willing to give at this point.
Steve Chercover — D.A. Davidson — Analyst
I guess we could say at very minimum it’s — there are some numerous good things that happened in the quarter, including the record revenue. So, obviously, you don’t think things are nearly as bad as they were in the 2008, 2009 timeframe when you had a very well articulated plan.
Mike Gasser — Greif, Inc. — Chairman & CEO
Steve, you’re absolutely right. This is a bump on the road and it is an issue that we are dealing with it. But we do not see a 2008, 2009. We see a very choppy market. We see weakness in Central Europe that we are going to have to deal with, and that is the demand.
This is not about us losing customers or losing orders. I mean, this is none of that. This was a demand-driven blip. And we’re trying to be very transparent on what we see and what we’re looking at. We’re giving the best — we’re giving out the best data that we see today, so we don’t see it being draconian.
Now we believe as a management team, though, even in a choppy market like that we need to be prepared to deal with situations if they continue or if they get worse. So when Dave articulated very well the three-tiered approach, we pulled that out right away and said hey, if this continues or if this gets worse what are we going to do? And that’s sort of the reason why we can’t give that out right now because it is a tiered approach and it depends on where it goes at the end.
So — and we’re not going to do anything that’s going to affect the long-term future of our Company. Because we believe very strongly in our growth platforms and we believe very strongly that from a long-term value we need to make sure we have a certain range. So it’s nowhere near ‘08 and ‘09 as of this point.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Steve Chercover — D.A. Davidson — Analyst
Great. Well, let’s hope that it’s not going to get there.
Mike Gasser — Greif, Inc. — Chairman & CEO
We all hope that, yes.
Steve Chercover — D.A. Davidson — Analyst
I mean given your guidance, it appears that Q4 could be the first time in years that we haven’t had a sequential uptick from Q3. I mean that’s still a possibility given what you’ve seen.
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, you know the guidance is our best estimate right now, Steve. If two weeks ago we had to give guidance it would have been worse than today because the volumes were worse and the volumes came back. And so this has a factor built into it assuming that the volumes are going to be down. And if that doesn’t materialize then there will be some upside.
But we can’t — we can’t make up numbers. I mean we have to give the numbers — the best numbers that we see today. Do we hope they’re better? Yes. Do we wish they were better? Yes. But the numbers we have shows us that the guidance we gave you would be the right guidance based upon the volume as we see it today.
Steve Chercover — D.A. Davidson — Analyst
Understood. Well, given the market reaction to the miss in the guidance, are you going to reassess how you might communicate with the Street in terms of pre-release?
Mike Gasser — Greif, Inc. — Chairman & CEO
No, we debated that — it was so fluid at the time what we should do. And the problem we had, Steve, just to be very transparent, is that we didn’t have good ability to be able to predict what the rest of the year was going to be like. And that would have been worse we thought to say here’s what it is today but we don’t know.
And quite frankly, if we had done a pre-release it would have been — the guidance, if we had to give it, would have been a lot worse than it is today because of the volume situation. So we think that the way we did it is the best for everyone.
Steve Chercover — D.A. Davidson — Analyst
Sure, fair enough. Final quick question. Any comments emerging from your summit that you had to identify future growth platforms?
Mike Gasser — Greif, Inc. — Chairman & CEO
You’re talking about the strategy team?
Steve Chercover — D.A. Davidson — Analyst
Yes.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes. They presented their findings to our Board this week. The Board is reflecting on it. I would expect in our December call that we would be in a position to publicly talk about that.
Steve Chercover — D.A. Davidson — Analyst
Great. Okay. Thank you all.
Operator
Gabe Hogede, Wells Fargo.
Gabe Hogede — Wells Fargo Securities — Analyst
Good morning, gentlemen. Just couple of quick questions. You talked about volumes, I think, Mike, by geography. Can you expand upon that a little bit and talk about how things were by product line a little bit?
Mike Gasser — Greif, Inc. — Chairman & CEO
Gabe, we really don’t give out product granularity, either volumes or sales, and we really — we made this the practice for many years just for historical competitive reasons. So we don’t deal with that kind of detail, sorry.
Gabe Hogede — Wells Fargo Securities — Analyst
Okay, I guess maybe what I was really trying to understand was the Flexible business. There’s quite a bit of noise in there from the acquisition.
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, we can talk about Flexible — that’s a separate business line. Do you want to address it?
Rob McNutt — Greif, Inc. — SVP & CFO
In terms of where Mike was speaking to volumes was really focused on the Rigid business. If you look at our Flexibles business, there is some level of seasonality within that business. And again, because we’re relatively new in the business and interpreting the prior company’s data, the high point in that business appears to be in the May timeframe and the low point tends to — appears to be in the July/August timeframe.
So within the parameters and expectations of that business we’re in fact for the quarter ahead of what our initial expectations were. And so feel pretty good about that. And we did not see — we saw some softness in orders during July, but the lead-time between order and ship therefore sale is a little longer in that business. We have seen some recovery in that business as well in the order file process and so that’s in much better shape and has come back as well.
If you look at the paper business, which is a North American business, the Paper Packaging business, on the volume side we saw very little indication of softness in that business even through July. And that interestingly ends up — a lot of it ends up in consumer durables here in North America. And so that side of the business saw less of the impact I think than the other businesses did. And so as Mike said, Rigid’s Western Europe, especially Central Europe, more of an impact than the other businesses.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, and we really are still very excited about the growth platform, the three growths that Dave talked about, the Rigid, the reconditioning and the IBC business. And so that — while it won’t add a lot this year, but in the future we believe it will bring significant long-term value to the Company.
Gabe Hogede — Wells Fargo Securities — Analyst
Okay, part of the — just trying to understand was relative to the Rigid business, if you had seen the same fall-off. And it sounds like from a seasonality perspective there’s a couple other things going on that it will take you some time to wrap your hands around, which makes sense.
Acquisitions, I think there was $157-million-ish in the quarter that you guys had spent. Can you help us understand a little bit about how big those businesses were from a revenue standpoint and multiples that you’re seeing out there? Not necessarily what was paid, but just ranges of what things were going for?
Rob McNutt — Greif, Inc. — SVP & CFO
Yes, Gabe, we as a practice don’t provide that level of detail in terms of revenue on each individual acquisition. And so we won’t go there. I’ll ask Dave just to comment on the number of locations or volumes that might give you some better feel.
Gabe Hogede — Wells Fargo Securities — Analyst
That’s fine.
David Fischer — Greif, Inc. — President & COO
As Rob or Mike previously mentioned, we made an acquisition in the reconditioning space in Europe, we had acquired eight facilities in total for the reconditioning space. All told altogether about 3.5 million units of capacity came across those eight sites for the reconditioning and also some — let’s say some periphery, small periphery businesses with it of producing a different kind of Rigid Packaging. And then also in Western Europe we acquired another steel drum producer and added that to our network. That capacity, roughly 1 million drums a year.
Gabe Hogede — Wells Fargo Securities — Analyst
Okay, and last question with respect to the guidance. Can you — I think you touched a little bit, but just clarify what type of volume expectations you have baked into the fourth-quarter guidance?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, a very simple way of looking at that, we have predicted that volumes would be down. Let me back it this way, Gabe, is that if you would start with our previous guidance of the $4.50 and you take the $0.15 off for this quarter, you add another — you take another $0.02 off for the tax rate for the fourth quarter, which Rob has talked about. We put in about $0.02 for a further OCC cost, so whether you believe that’s going to happen or not, that’s in there. And then we have about $0.15 net of — for a volume shortfall, which gets you down to the $4.15, the $4.16 range.
The volume is the unknown at this point in time. And what we have is just our best estimate sitting here today. And so it’s predicting that volume will be down on that magnitude. Now that’s the unknown. And hopefully in December we sit back here and we say it wasn’t down that much. But we don’t know at this point. So it’s about $0.15 a share.
Gabe Hogede — Wells Fargo Securities — Analyst
All right, thanks for the transparency and good luck on the quarter, gentlemen.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Operator
Walt Liptak, Barrington Research.
Walt Liptak — Barrington Research — Analyst
Hi, thanks. Good morning, guys. Let me just ask about the fourth quarter too. And just for clarification, the tax rate that we should use is 25% for GAAP?
Rob McNutt — Greif, Inc. — SVP & CFO
25% was the Q4 or Q3 tax rate, 24.3% is the tax rate that we — that gives you on an annualized basis for book purposes. Again cash tax is around 20%.
Walt Liptak — Barrington Research — Analyst
Okay. And in the fourth quarter it’s unclear, should we be expecting some kind of charge related to this first year of mitigation?
Mike Gasser — Greif, Inc. — Chairman & CEO
There will be no charge, Walt. I mean, we — depending on where volumes go there may be some benefit coming out of it through cost reduction, but that’s still in the early stages of evaluating.
Walt Liptak — Barrington Research — Analyst
Okay. And then thanks for the color on how things change sequentially throughout the quarter. But in Europe it sounds like — you said that business came back a little bit in August or did it stabilize in August? Like were you down 10% to 15% or double digits in July and then August you stayed down that much, or did you come back up from those levels?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, it’s choppy through Europe, Walt. And I gave an example like Russia was down high-single-digits in July and that came back in August. Parts of Western Europe — Italy, Greece, France — were down high-single-digits in July; they came back in August. And the continued soft spot is in central Europe, Germany and the Netherlands, which were down mid-double-digits. Now they have come back a little bit but are still down double-digits in August.
Walt Liptak — Barrington Research — Analyst
Okay. And we’ve been reading headlines out of Europe for six months now, so it’s not unexpected. And you’ve called out chemical as a sector that has been impacted. From talking to customers do you know, was there excess inventory? You said you’re not losing orders. Was there more summer shutdown than the normal the chemical production cuts? What do you think is going on?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, that — we have spent a lot of time talking to customers and that’s the hard thing. It’s just their demand has dropped. It is part the euro is strong and so it’s hard to export, that’s an export economy there. So part of it could be euro-related, part of it could be confident demand related. And they always have the whole summer shutdown July and August and it probably was a little longer this year than past, but it’s hard to quantify. But it’s probably in those three areas, Walt, from what we can tell.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Walt Liptak — Barrington Research — Analyst
Okay. And then you mentioned North America is down mid-single-digits and it sounds like that got a little bit better in August as well. Is it the same sectors, chemical sector that’s weak?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, that’s the same sector. And we were adversely affected in North America because of the late — as Rob mentioned in his prepared remarks, late harvest to the food business. Unfortunately — or fortunately August, September, October we run really strong so we’re going to have a very hard ability to make any of that up. If the food season extends into November, some of that could be made up, but that’s in the next fiscal year. So part of it was the late start to the food business also.
Walt Liptak — Barrington Research — Analyst
Okay. And let me just take a shot at this one. You mentioned what FX was. I think you said 7% in the quarter —.
Rob McNutt — Greif, Inc. — SVP & CFO
7% of sales, Walt.
Walt Liptak — Barrington Research — Analyst
7% of sales. Can you give us what the selling price was and/or what the deals added?
Rob McNutt — Greif, Inc. — SVP & CFO
I’m not sure I understand the question, I’m sorry.
Walt Liptak — Barrington Research — Analyst
Oh, how much incremental revenue did you get from acquisitions?
Rob McNutt — Greif, Inc. — SVP & CFO
Oh, from acquisitions. If you’ll look at the 22% increase in revenue overall, it’s roughly a third in currency and a third in the acquisitions and a third just in real selling price increase —
Walt Liptak — Barrington Research — Analyst
Okay, got it.
Rob McNutt — Greif, Inc. — SVP & CFO
— the way to break that down.
Walt Liptak — Barrington Research — Analyst
Okay, all right, thank you.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Operator
Robert Faulkner, Babson Capital.
Robert Faulkner — Babson Capital — Analyst
Thanks for the presentation. Apologies, I might have missed some of this because I’ve been on and off the call. You said about Germany and the Netherlands showing particular signs of weakness. Is that, do you believe, due to a weaker chemical sector? Because the volume stats which I’m seeing come out of Europe aren’t actually down that significantly year on year.
And the second question is can I just get some kind of breakdown between the revenue growth for the quarter, quite — what is organic and what is due to acquisitions?
Rob McNutt — Greif, Inc. — SVP & CFO
Yes, let me take that last one I just answered for Walt. And that is, 22% revenue growth for the third quarter of ‘11 over third quarter of ‘10. And about a third of that was related to acquisitions, a third of that related to sales price and a third of that related to currency, primarily euro dollar or a dollar reporting entity with significant operations that take place in Europe.
David Fischer — Greif, Inc. — President & COO
And the first part of your question — to the first part of your question regarding Europe, I’m not sure what time sequence the data set you’re looking at for chemical activity. But what we did see is that in the export area, particularly out of the two regions Mike mentioned, Germany and the Netherlands, our products are highly dependent upon export business out of Europe.
And with the high ForEx situation there we did see a drop-off in the month of July that was disproportionate to our type of packaged chemical goods versus bulk shipments. So that may be more for the continent itself.
Robert Faulkner — Babson Capital — Analyst
Okay, understood. And just lastly, in terms of the raw material outlook, I guess from July through out August we’ve seen resins come off, we’ve seen steel come off. Could you just kind of give us some kind of guidance as to what type of kind of windfall boost to the margins you may or may not expect through the fourth quarter? Are we talking potentially 100 bps, 200 bps?
Rob McNutt — Greif, Inc. — SVP & CFO
I’m not sure I can quantify it for you going forward just yet. We have seen some softening in resin in the mature markets and we did see it in steel, although most recently steel has bumped up a little stronger here in North America. But we should see some margin expansion as our cost pass-through catches up for us in the fourth quarter.
Robert Faulkner — Babson Capital — Analyst
Okay, great. Thanks.
Operator
Mike Meek, Atlantic Investment.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Mike Meek — Atlantic Investment — Analyst
Thanks for taking the question. On the Rigid side, if you could — is it fair for me to think that on the Rigid side July would have the weakest volumes of the quarter and then for the coming quarter August would have the weakest volumes in a sort of normal year?
Rob McNutt — Greif, Inc. — SVP & CFO
That’s a fair assessment, yes.
Mike Meek — Atlantic Investment — Analyst
Okay, terrific. Thank you.
Operator
Mark Wilde, Deutsche Bank.
Mark Wilde — Deutsche Bank — Analyst
I’m going to back to a question Steve Chercover asked about the strategic review. Is that — by that I’m taking that to mean that sort of business review that you do every three years or so, is that right, Mike?
Mike Gasser — Greif, Inc. — Chairman & CEO
Yes, that’s correct, Mark. As you know, we put together a group of high potential employees, we put them together for three months or so and we put them in a room and have them look at what our strengths are, what the future is going to look like, what our customer needs are. And they have completed their task, they presented it to Dave and Rob and I a couple of weeks ago. They presented it to our Board earlier this week and the Board is reviewing it. And as I said, hopefully in December we’ll be able to get back on this.
Just to put it in perspective, you know three years ago when we did it they came up with the idea that we should get in the Flexible business and in the reconditioned business, which we executed. Now it takes — it will take us two to three years to do these because it’s not something that we do right away. But it’s really a great opportunity for us as a company to continue to grow to continue to get better.
We have these periodic blips like we have right now in demand, but we have to deal with them. And we will deal with those, but we also need to continue to look forward to how we’re going to grow as a company.
Mark Wilde — Deutsche Bank — Analyst
Okay. But I think part of that review would also be looking at if there are businesses which no longer fit quite as well in the portfolio, is that correct?
Mike Gasser — Greif, Inc. — Chairman & CEO
That is correct, yes.
Mark Wilde — Deutsche Bank — Analyst
Yes, okay. I think that’s it for right now. Thank you very much.

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Final Transcript
Sep 01, 2011 / 02:00PM GMT, GEF — Q3 2011 Greif Inc Earnings Conference Call
Operator
Thank you. That concludes our question-and-answer session. I would like to turn the floor back over to Mr. Mike Gasser for closing comments.
Mike Gasser — Greif, Inc. — Chairman & CEO
Thank you very much. I want to take a moment just to reiterate a couple key points concerning the third quarter, so if you’d go to slide 18, please. As we’ve just been talking about, this has been a choppy quarter from a volume standpoint where we had record third-quarter net sales for the third quarter record operating profit and EBITDA before special items. But at the end we had late softening in demand for Rigid Packaging.
I want to assure you we’ve been through this pattern before and are and will take appropriate actions to mitigate the effects without — and this is very important, without damaging our long-term growth. At the same time our flexible business is responding well as it shifts from integration activities to full-time operational focus. And integration of our recently acquired companies that Dave talked about continues well in responding to the GBS improvements.
So with that I’ll thank you for your attention today, thank you for being on the call and Deb will now close the call.
Debra Strohmaier — Greif, Inc. — VP of Corp. Communications
Thank you, Mike. A digital replay of the conference call will be available in approximately one hour on the Company’s website at www.Greif.com in the Investor Center. Thank you for joining us.
Operator
Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.
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